EXHIBIT 99

NEWS FROM:
GENERAL CIGAR HOLDINGS, INC.
387 Park avenue South                                             CONTACT:
New York, NY  10016-8899                                          JOSEPH AIRD
212/448-3800                                                      (860)243-4691



          GENERAL CIGAR HOLDINGS REPORTS 1999 FIRST QUARTER NET INCOME
          ------------------------------------------------------------


NEW YORK--(BUSINESS  WIRE)--April 13, 1999--General Cigar Holdings,  Inc. (NYSE:
MPP - news) General Cigar Holdings, Inc. today reported first quarter net income of $3,966,000 or $0.15 a diluted share on sales of $52,495,000 compared to net income of $7,687,000 or $0.27 a diluted share on sales of $67,737,000 in the 1998 first quarter. Basic earnings per share were $0.15 compared to $0.28 in 1998.

Edgar M. Cullman, Jr., President and Chief Executive Officer, stated that the Company's lower first quarter results were expected because, as previously reported, the prior year's results reflected unusually heavy ordering from retailers who were concerned about cigar shortages in the latter half of 1997 and early 1998. Mr. Cullman added that, ``Currently, the premium cigar business is soft and the shakeout of lower tier brands continues at heavily discounted prices. The brands we introduced in late 1998, Macanudo Robust, Bolivar and Don Sebastian are selling well and continue to help General Cigar regain market share. We have commenced a marketing program, the `Five Star General Plan', designed to strengthen tobacconists' sales of the Company's products through increased promotional support and enhanced mutual profitability''.

On March 26, 1999, General Cigar announced that it has entered into a definitive Asset Purchase Agreement to sell its mass-market cigar business to Swedish Match North America for $200 million in cash. Sales of the mass-market business are about one-third of the Company's total sales. Mr. Cullman stated that ``the Company is progressing satisfactorily towards completing the transaction, and a closing is expected within approximately three weeks''. Mr. Cullman said the transaction received federal anti-trust clearance on Friday of last week.

Mr. Cullman further stated that management intends to pursue vigorously opportunities to reduce expenses in order to increase the profitability of the Company's premium cigar business. As previously announced, General Cigar expects to use the net proceeds from the sale to reduce outstanding debt, to make selective acquisitions of premium cigar brands and to take advantage of opportunities that may arise in the international cigar marketplace. While in the interim period the sale of the mass-market cigar business will be dilutive to earnings, Mr. Cullman stated that, ``it will allow General Cigar to focus on expanding its powerful portfolio of premium cigar brands, where, in the long-term we believe we can create the greatest value for our shareholders''.

The Company also announced that it will file pro forma financial statements for the sale of the mass-market business with the SEC on Form 8-K prior to the Annual Shareholders' meeting which will be held on April 20, 1999. The pro forma financial statements will be presented for the first quarter of 1999 and the fiscal year 1998. The actual results for the quarter and pro forma results, as well as other matters relating to the sale of the mass-market business, will be discussed at the Annual Shareholders' meeting. Accordingly, the Company will not hold its customary earnings conference call for this quarter.

General Cigar Holdings, which traces its roots to 1906, is a leading manufacturer and marketer of premium cigar brands including Macanudo, Partagas, Punch (MPP) and Hoyo de Monterrey, as well as mass market cigars including Garcia y Vega, White Owl and Tiparillo. In addition to being a major grower of high-quality Connecticut shade wrapper tobacco, General Cigar operates the Club Macanudo cigar bars in New York City and Chicago.

  FORWARD LOOKING STATEMENTS: Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Such statements include, without limitations, the Company's beliefs about trends in the cigar industry and its views about the long-term future of the industry and the Company. The following factors, among others, could cause the Company's financial performance to differ materially from that expressed in such statements: (i) changes in consumer preferences resulting in a decline in the demand for and consumption of cigars, (ii) an inability to reduce SG&A expenses as expected, (iii) an increase in the price of raw materials, (iv) additional governmental regulation of tobacco or further tobacco litigation, (v) enactment of new or significant increases in existing excise taxes, (vi) political and/or economic instability in foreign countries where the Company has operations,
  (vii) failure to remediate Year 2000 issues and (viii) other risks and uncertainties set forth in the Company's other filings with the Securities and Exchange Commission.



                          GENERAL CIGAR HOLDINGS, INC.
                 CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                  (dollars in thousands except per share data)
                                   (Unaudited)


                                                      THIRTEEN WEEKS ENDED
                                                -------------------------------
                                                Feb. 27, 1999     Feb. 28, 1998
                                                -------------     -------------

Net sales ......................................      $52,495           $67,737
                                                       ------            ------
Gross profit ...................................       24,694            32,951
                                                       ------            ------
Operating profit ...............................        7,001            12,588
                                                       ------            ------
Income before income tax provision .............        6,009            11,919

Provision for income taxes .....................        2,043             4,232
                                                       ------            ------
Net income .....................................      $ 3,966           $ 7,687
                                                       ======            ======

Net income per share:
   Diluted .....................................      $  0.15           $  0.27
                                                       ======            ======
   Basic .......................................      $  0.15           $  0.28
                                                       ======            ======

Weighted average common shares
 and equivalents outstanding:
   Diluted .....................................   27,164,215        28,671,587
                                                   ==========        ==========
   Basic .......................................   26,455,579        27,590,548
                                                   ==========        ==========